For Immediate Release	Release No. 05-003

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey
Senior Vice President and
Chief Financial Officer
Industrial Distribution Group, Inc.
(404) 949-2010
www.idglink.com

INDUSTRIAL DISTRIBUTION GROUP REPORTS FIRST QUARTER 2005 RESULTS

Solid Sales Growth and Focus on Operating Efficiencies Drive 20.9% Net Income Growth

ATLANTA, May 3, 2005 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) today reported financial results for the first quarter ended March 31, 2005.

First quarter 2005 revenues were $137.9 million, up $11.8 million or 9.4% compared to the $126.1 million corrected amount for the comparable period of 2004. Additionally, daily sales revenue rose 11.1% over the prior year quarter. The company’s net income for the first quarter of 2005 increased 20.9% to $1.2 million or $0.13 per diluted share compared to net income of $1.0 million or $0.11 per diluted share as corrected for the comparable period of the prior year.

For the first quarter, FPS revenues were $74.8 million, an increase of $7.2 million or 10.6% as compared the comparable quarter in 2004. Revenues from Flexible Procurement Solutions™ (FPS), IDG’s services-based supply offerings including storeroom management, comprised 54.2% of IDG’s total sales for the first quarter of 2005 compared to 53.6% for the comparable period in 2004. As of March 31, 2005, the company had 342 total FPS sites, including 95 storeroom management arrangements, a net increase of 17 FPS sites since March 31, 2004.

General MROP sales increased $4.6 million or 8.0% to $63.1 million for the first quarter over the prior year quarter due primarily to increased manufacturing levels and market share at existing accounts.

“During the first quarter, we posted solid sales growth, as the company achieved core objectives in its products and services businesses,” said Andrew B. Shearer, IDG’s president and chief executive officer. “We are particularly pleased with the double-digit growth in our service business, which was fuelled by the continuing demand for IDG’s FPS and mid-market solutions. This important accomplishment, combined with the sales improvement in our General MROP product-oriented business, as well as our continued focus on operating efficiencies, enabled the Company to once again provide shareholders with earnings growth,” noted Shearer.

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Gross margins for the first quarter of 2005 were 21.0% compared to 22.1% for the comparable period of 2004. Gross margins, during the first quarter, reflected a shift in customer and product mix, as well as continued competitive pricing pressures.

IDG continued to realize progress in its ongoing efforts to reduce the operating expense structure of its business. Selling, general and administrative expenses increased to $26.6 million in the first quarter compared to $25.9 million in the prior year period. This represented only a 2.5% increase over the prior year first quarter, on total revenue growth of 9.4%. Accordingly, as a percentage of net sales, selling, general and administrative expenses improved significantly to 19.2% in the first quarter from 20.5% in the comparable period of 2004. The dollar increase in expense was primarily due to higher sales volume related to the sales activity. Salaries, commissions, and incentives increased $0.8 million, while freight, delivery, and travel increased $0.4 million. These increases in expense were partially offset by a $0.4 million gain on the sale of a property.

“We are pleased to have once again reduced SG&A as a percentage of sales, underscoring IDG’s proactive approach of managing its expenses and the cost advantages of its service offering,” commented Shearer. “Even with our current success, we have not yet realized the full operating benefits that are inherent in our business model. Our business model remains strong and the Company’s goal of improving operating performance continues to be a top priority. Going forward, IDG will maintain an intense focus on accomplishing its operating goals as well as an unwavering commitment to create sustainable value for our shareholders.”

IDG continues to focus on effectively managing its balance sheet. As of March 31, 2005, long-term debt declined to $21.4 million compared to $30.0 million one year ago.

“IDG remains well positioned to continue to provide customers with value-added services,” stated Shearer. “In growing our FPS business, IDG will continue concentrating on enabling new and existing customers to meet core objectives related to maximizing cost saving opportunities and optimizing manufacturing capacity at their facilities. At the same time, we will continue to maintain a steadfast commitment towards meeting our internal profitability objectives, as we strive to further enhance shareholder value,” concluded Shearer.

Conference Call Information

IDG’s management will host a conference call on May 3, 2005 at 9:00 a.m. eastern time to discuss the Company’s first quarter results. To access this call, please dial (800) 497-8785. The conference ID number is 5585796. A replay of the call may be accessed by dialing (800) 642-1687 and providing the conference ID number 5585796. The replay will be available from 12:00 p.m. eastern time on May 3, 2005, to 11:59 p.m. eastern time on May 10, 2005. The conference call will also be webcast live on the Company’s website, www.idglink.com, and will be available through May 10, 2005.

About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The company provides outsourced maintenance, repair, operating and production (“MROP”) procurement, management and

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application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions™ (FPS) service offerings as well as direct general MROP sales through traditional distribution channels. The Company’s FPS service offerings emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver out-sourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.

IDG has four operating divisions organized into regional responsibility areas. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations including Honeywell International, Inc., The Boeing Company, Arvin Meritor, Borg-Warner Inc., Pentair, Inc., as well as many local and regional businesses. The company currently has a presence in 43 of the top 75 manufacturing markets in the United States.

Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.

Safe Harbor
In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the Company’s Forms 10-K, Forms 10-Q, filed by the Company under the caption “Certain Factors Affecting Forward Looking Statements,” or any 8-K filed or furnished by the company each of which is incorporated herein by reference.

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
		(as corrected
		Note 1)
Net Sales	$137,948	$126,141
Cost of Sales	108,997	98,239

Gross Profit	28,951	27,902
Selling, General & Administrative Expenses	26,553	25,893

Income from Operations	2,398	2,009
Interest Expense	483	404
Interest Income	(58)	(15)
Other Expense (Income), net	1	(24)

Income Before Income Taxes	1,972	1,644
Provision for Income Taxes	747	631

Net Earnings	$1,225	$1,013

Basic and Diluted earnings per common share	$0.13	$0.11

Basic weighted average shares outstanding	9,431,022	9,260,113

Diluted weighted average shares outstanding	9,793,911	9,576,756

Note 1:
In conjunction with its fourth quarter and year-end review, IDG management identified and corrected an error in the recording of accounts payable at one of the Company’s four operating divisions. The correction increased the Company’s accounts payable and cost of sales for first quarter 2004 by $0.2 million. The Company also made a correcting adjustment to its depreciation expense in order for prior periods to be consistent with the Company’s fixed asset accounting policies, which were developed as a result of a company-wide fixed asset project initiated in 2003 and completed in the fourth quarter of 2004. These corrections reduce depreciation expense in first quarter 2004 by $35,000.

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Condensed Balance Sheets
(in thousands)

ASSETS	March 31, 2005	December 31, 2004
	(unaudited)
Total Current Assets	$138,613	$135,088
Property and Equipment, net	5,268	7,277
Intangible and Other Assets, net	3,535	3,697

TOTAL ASSETS	$147,416	$146,062

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Current Liabilities	$58,593	$57,866
Long-Term Debt	21,413	22,085
Other Long-Term Liabilities	1,302	1,328

Total Liabilities	81,308	81,279

Total Stockholders’ Equity	66,108	64,783

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$147,416	$146,062

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